Exhibit 99.2
Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON COMPLETES REVIEW OF STRATEGIC
AND FINANCIAL ALTERNATIVES, ANNOUNCES GOVERNANCE CHANGES
AND PROVIDES GUIDANCE AND OTHER UPDATES
FARMINGTON HILLS, Mich., September 8, 2009 – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that its Board of Trustees has completed its review of potential strategic and financial alternatives. The Company also announced the status of de-leveraging activities, governance changes, guidance and other items.
Strategic and Financial Alternatives Review Process
After a thorough review of the Company’s strategic and financial alternatives, the Board of Trustees has unanimously endorsed the Company’s stand-alone business plan which includes de-leveraging of the Company’s balance sheet and extending debt maturities, enhancing the Company’s corporate governance, curtailing development activities and costs, targeting the timing of redevelopments, pursuing sales of additional non-strategic assets, and continuing to focus on core operations and a co-investment joint venture strategy.
Liquidity and De-leveraging Activities
The Company has received commitments for a new secured credit facility totaling $250 million (with lead bank, KeyBank National Association, and with eight participant banks, Bank of America, N.A., Comerica Bank,  Deutsche Bank Trust Company Americas, Eurohypo AG, New York Branch, Fifth Third Bank, A Michigan Banking Corporation, Huntington National Bank,  JP Morgan Chase Bank, N.A., and PNC Bank, National Association) and a commitment to amend its secured revolving credit facility for The Town Center at Aquia. The new secured credit facility is anticipated to close in the fourth quarter of 2009. The Company cannot give any assurance that the refinancings will ultimately occur or, if they occur, that material terms of the refinancings will not change. The closing of the Company’s refinancing of its credit facilities is subject to the lenders’ due diligence investigation, to the receipt of satisfactory appraisals of shopping centers that will secure the Company’s obligations, to the negotiation and execution of definitive agreements and to other conditions.
The new secured credit facility is anticipated to include a $150 million revolving credit facility expiring December 31, 2012 and a $100 million term loan expiring June 30, 2011. The term loan is expected to require amortization payments of $33 million in each of December 31, 2009 and September 30, 2010 and a final payment of $34 million due on June 30, 2011. The new facility is expected to be secured by a significant number of the Company’s properties, with available amounts under such credit facility initially linked to 65% of the properties’ appraised value. Availability under the Aquia facility is anticipated to be $20 million, reflecting a $20 million repayment under the existing facility, with quarterly reductions in availability in 2010. The Aquia facility will mature December 31, 2010, with two 12-month extension options.
The Company recently announced that it completed the sale of three triple net lease assets, consisting of two Wal-mart stores and a Home Depot store. All these assets were unencumbered, and the aggregate proceeds from the sales totaled $27.4 million. The proceeds

RAMCO-GERSHENSON PROPERTIES TRUST
were used to reduce outstanding borrowings under the Company’s unsecured revolving credit facility.
Proceeds from the common share offering announced today will also be used to reduce outstanding borrowings under the Company’s unsecured revolving credit facility.
Governance Changes
The Company’s Board of Trustees recently took action to make significant corporate governance changes. Those changes include the following:
•	The Board of Trustees took action to terminate the Company’s shareholder rights plan effective today. Prior to such action, each outstanding common share carried with it one right that was not separable from the common share until the occurrence of a triggering event.

•	The Board of Trustees committed to propose, at the Company’s 2010 annual meeting of shareholders, amendments to the Company’s declaration of trust and bylaws necessary so that the Company’s trustees will be elected annually for one year terms. Currently, the Board of Trustees is classified, with trustees serving for three year terms and with one-third of the Trustees up for election in any year. As part of that amendment, the Board will propose that the common share ownership threshold required for the calling of a special shareholder meeting be increased from 25% to a majority of the outstanding common shares.

•	Stephen Blank, a current member of the Board of Trustees, was elected the non-executive Chairman of the Board. Dennis Gershenson will continue to serve as the Company’s CEO and President. Mr. Blank is Senior Fellow, Finance at the Urban Land Institute, has been a Trustee of the Company since 1988 and has served as the Company’s Lead Trustee since 2006.

•	The Compensation Committee of the Board of Trustees committed to establishing an annual incentive program for the Trust’s CEO and CFO pursuant to which the annual incentive payment for each individual will be based primarily on the achievement of specified performance metrics. Previously, the annual bonus payment for such officers had been within the discretion of the Compensation Committee. The Committee has determined to have the new annual incentive arrangement in place prior to the beginning of and effective for the 2010 year. The other executive officers of the Company will continue to be subject to a formula arrangement.
Dividend
The Company’s policy is to pay aggregate annual dividends in 2009 in an amount generally equal to its annual taxable income, and the Company expects to pay all 2009 dividend payments in cash. Taking into account the dividend payments for the increased number of shares expected to be outstanding upon completion of the common share offering announced today, management will recommend to the Board of Trustees a quarterly dividend of $0.16325 per common share to be paid in cash (subject to adjustment for the actual number of shares outstanding upon completion of such stock offering), which is a reduction from the previous quarterly dividend of $0.2313 per common share. The record date for this dividend is expected to be September 20, 2009.

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While the statements above concerning the remaining distributions for 2009 are the Company’s current expectation, the actual distributions payable will be determined by the Board of Trustees based upon circumstances at the time of authorization, and the actual dividend paid may vary from currently expected amounts. The Company can give no assurance that the offering announced today will be completed or that the dividend per share will not change, even if the offering is not completed.
2009 Funds From Operations Guidance Update
The Company has revised its 2009 Funds From Operations (FFO) per diluted share guidance. Full-year 2009 FFO per diluted share is expected to be in the range of $1.80 to $1.86 compared to previous guidance of $2.21 to $2.34 per diluted share. The primary drivers of this revision and the estimated effect on FFO per diluted share are:

•	Proxy Contest and Strategic Review Expenses(1)	$0.05 - $0.07
•	Impact of Asset Sales, Net(2)	0.02
•	Increased Costs of Credit Facility(3)	0.08
•	Same Store NOI and JV Earnings Reduction(4)	0.11 to 0.16
•	Dilution from Proposed Share Offering, Net(5)	0.15

(1)	A portion of such expenses have already been incurred and reported in the Company’s financial statements in the first half of 2009; the remaining expenses will be incurred in the second half of 2009.

(2)	Represents loss of NOI and costs incurred, net of interest savings, resulting from three asset sales completed in the third quarter of 2009.

(3)	Represents additional interest expense anticipated to be incurred in 2009, as well as costs incurred, due to refinancing of credit facilities.

(4)	Primarily due to vacancies created by both the Linens ‘n Things and Circuit City bankruptcies, as well as additional tenant fall out and rent relief. The Company expects that same center NOI will be down approximately 3% to 4%, revised from earlier guidance of down 2% to 3%, for the full-year 2009 compared to 2008. Overall portfolio occupancy is projected to be stable at between 90% and 91% for 2009.

(5)	Assumes an $82.4 million offering, net of offering expenses and underwriting discounts, with use of proceeds to repay unsecured revolving credit facility, and reflects resulting interest savings.
Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of the Company’s performance. The Company considers FFO as a useful measure for reviewing its comparative operating and financial performance between periods or to compare its performance to different REITs. However, the Company’s computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

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Reconciliation of Guidance—Net Income Available to Common Shareholders to Funds from Operations

	Projected Range
	For the 12 Months Ended
	December 31, 2009
($ in thousands, except per share data)	Low	High
Reconciliation of Net Income to Funds from Operations
Net income available to RPT common shareholders	$5,087	$6,343
Add:
Depreciation and amortization expense	37,079	37,079
Noncontrolling interest in partnership	1,420	1,616

Less:

Gain on sale of depreciable property	(8)	(8)
Funds from operations available to RPT common shareholders, assuming conversion of OP units	$43,578	$45,030

Weighted average equivalent shares outstanding	24,210	24,210

Funds from operations available to RPT common shareholders per diluted shares, assuming conversion of OP units	$1.80	$1.86

Leasing, Occupancy and Receivables Update
Subsequent to June 30, 2009, 14 new tenants, encompassing 43,800 square feet, took occupancy of their stores, at an average base rent of $14.87 per square foot.  Additionally 35 leases for existing non-anchor tenants were renewed encompassing 100,987 square feet, at an average base rent of $14.90 per square foot, compared to a prior average rents paid of $14.08 per square foot, and 5 anchor leases were renewed encompassing 188,728 square feet at an average base rent of $5.98 per square foot, compared to a prior average rents paid of $5.48 per square foot.
Capital Expenditure Update
The Company continues to have eight value-added redevelopment projects in progress, all with commitments for the expansion or the addition of an anchor tenant. The Company has spent $11.5 million on such projects as of June 30, 2009 and estimates an additional $16.3 million to be spent through anticipated completion in 2010. Including the Company’s pro-rata share of joint venture properties, the redevelopments are expected to produce a 12.5% stabilized return on cost. In the future, the Company plans to phase redevelopment spending to provide shareholders with more consistent predictable FFO growth.
Given the changes in the retail landscape, the Company is limiting further development activity. Currently, the Company has two projects under construction, which were started in early 2007, as well as two projects in the entitlement phase. The Company anticipates spending $4.6 million for the remainder of 2009, $10.0 million in 2010 and $3.8 million in 2011 on these projects, primarily for infrastructure and engineering. The Company has no plans to commence any additional vertical construction at its development properties until significant retail commitments are in place, construction financing has been secured and joint venture partnerships have been formed.
The Company has no planned on or off balance sheet acquisitions for the remainder of this year or through 2010. The Company continues to assess the retail acquisition market. Future decisions regarding acquisitions will be based on market conditions, liquidity and other factors affecting the Company.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including the final terms of the proposed common share offering and the final size of such offering, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.
Contact:
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE:       (248) 592-6202
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